Exhibit 99.1

Media Contact:

Jill Simmons, Zillow

206-757-2701 or press@zillow.com

Zillow Group Announces Key Executive Promotions

Kathleen Philips Named Chief Financial Officer; Amy Bohutinsky Named Chief Operating Officer

SEATTLE, August 3, 2015 – Zillow® Group (NASDAQ:Z), which houses a portfolio of the largest and the most vibrant real estate and home-related brands on mobile and Web, today announces two key executive promotions. Kathleen Philips, who has been the company’s Chief Operating Officer since 2013, has been named Chief Financial Officer, Zillow Group. Amy Bohutinsky, who has been Chief Marketing Officer since 2011, has been promoted to Chief Operating Officer, Zillow Group.

Kathleen Philips has been a critical part of Zillow Group’s executive team since joining the company in 2010 as General Counsel, and has spent the last two years as Chief Operating Officer. As COO, she ran mergers and acquisitions, corporate development, human resources, legal and customer support. Philips played a pivotal role in all of Zillow’s key corporate finance initiatives, including Zillow’s 2011 initial public offering, two follow-on equity offerings, and all ten of the company’s acquisitions, including Trulia, StreetEasy and HotPads. Most recently, Philips oversaw the entire Trulia acquisition process, FTC review, and subsequent integration. In her new role as CFO, Philips will oversee the finance, treasury and accounting functions for Zillow Group, and will continue to oversee legal operations and corporate development. Before joining Zillow, Philips served as General Counsel of Hotwire, StubHub, Pure Digital Technologies, and FanSnap.

“I’ve worked closely with Kathleen for over ten years, first at Hotwire where she was general counsel and a member of our senior leadership and now here at Zillow, where she has played an instrumental role in our success,” said Zillow Group CEO Spencer Rascoff. “Kathleen has been at the center of all of Zillow’s key business initiatives for the last five years. She is perfectly positioned to be Zillow Group’s new CFO, and I’m very excited to work with her in this new role.”

With Philips taking over the CFO role, Amy Bohutinsky has been promoted to Chief Operating Officer. Bohutinsky joined Zillow pre-launch in 2005, as one of its earliest employees, and has been a critical force in growing the company’s brand and traffic growth. As Zillow Group’s CMO, Bohutinsky has been responsible for brand strategy for all consumer and business to business brands in the Zillow Group portfolio, as well as growth, marketing and consumer care for the group’s flagship Zillow brand. As COO, Bohutinsky will oversee Zillow Group’s people organization (human resources, recruiting and learning and development), as well as marketing, communications and consumer care. Before joining Zillow, Bohutinsky ran communications for Hotwire.

“Amy has been with Zillow from the beginning and has played a critical role in growing the Zillow brand from launch to where we are today – the leading real estate website in the country,” said Rascoff. “She’s an incredibly valuable member of our executive team, and this promotion recognizes her contributions to the company as an individual and a leader.”

Philips and Bohutinsky will continue to report to Spencer Rascoff, Zillow Group CEO.

Zillow Group

Zillow Group (NASDAQ:Z) houses a portfolio of the largest real estate and home-related brands on mobile and the Web. The company’s brands focus on all stages of the home lifecycle: renting, buying, selling, financing and home improvement. Zillow Group is committed to empowering consumers with unparalleled data, inspiration and knowledge around homes, and connecting them with the right local professionals to help. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow®, Trulia®, StreetEasy® and HotPads®. In addition, Zillow Group works with tens of thousands of real estate agents, lenders and rental professionals, helping maximize business opportunities and connect to millions of consumers. The company operates a number of business brands for real estate, rental and mortgage professionals, including Postlets®, Mortech®, Diverse Solutions®, Market Leader® and Retsly™. The company is headquartered in Seattle.

Zillow, Postlets, Mortech, Diverse Solutions, StreetEasy, and HotPads are registered trademarks of Zillow, Inc. Retsly is a trademark of Zillow, Inc. Trulia is a registered mark of Trulia, Inc. Market Leader is a registered trademark of Market Leader, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding our planned management changes. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” or similar expressions constitute forward-looking statements. Differences in actual events from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. For information about factors that could cause actual events to differ from those anticipated in forward-looking statements, please review the “Risk Factors” described in Zillow Group, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed with the Securities and Exchange Commission, or SEC, and in Zillow Group’s other filings with the SEC. Except as may be required by law, Zillow Group does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.